Exhibit 99.1

BANZAI INTERNATIONAL, INC.

Index to the Unaudited Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets as of September 30, 2023 (Unaudited) and December 31, 2022	2
Unaudited Condensed Consolidated Statement of Operations for the nine months ended September 30, 2023 and 2022	3
Unaudited Condensed Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Deficit for the nine months ended September 30, 2023 and 2022	4
Unaudited Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2023 and 2022	5
Notes to the Unaudited Condensed Consolidated Financial Statements	6

BANZAI INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$396,761	$1,023,499
Accounts receivable	98,277	176,276
Less: Allowance for credit losses	(3,879)	(107,860)

Accounts receivable, net	94,398	68,416
Deferred contract acquisition costs, current	21,546	69,737
Prepaid expenses and other current assets	143,311	263,770

Total current assets	656,016	1,425,422
Property and equipment, net	6,207	11,803
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	177,553	307,258
Deferred offering costs	2,291,343	1,524,934
Other assets	38,381	38,381

Total assets	$5,341,026	$5,479,324

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	2,396,347	1,100,249
Simple agreement for future equity, current	644,146	829,139
Simple agreement for future equity, current—related party	6,709,854	8,636,861
Convertible notes	3,106,816	1,490,307
Convertible notes—related party	6,465,097	3,425,027
Convertible notes (CP BF)	2,586,097	2,276,534
Bifurcated embedded derivative liabilities	1,552,781	893,216
Bifurcated embedded derivative liabilities—related party	3,024,219	1,889,084
Notes payable	7,030,784	6,494,051
Notes payable—related party	1,154,997	—
Earnout liability	82,114	289,099
Deferred revenue	891,008	930,436
Operating lease liabilities, current	305,450	284,963
Accrued expenses and other current liabilities	617,346	745,373

Total current liabilities	36,567,056	29,284,339
Operating lease liabilities, non-current	2,352	234,043
Other long-term liabilities	75,000	75,000

Total liabilities	36,644,408	29,593,382

Commitments and contingencies (Note 12)
Mezzanine equity:
Series A preferred stock, $0.0001 par value, 2,624,827 shares authorized, 2,328,823 issued and outstanding at September 30, 2023 and December 31, 2022	6,318,491	6,318,491
Stockholders’ deficit:
Common stock, $0.0001 par value, 19,544,521 shares authorized, 8,167,894 and 8,157,606 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	817	816
Additional paid-in capital	2,770,849	1,926,697
Accumulated deficit	(40,393,539)	(32,360,062)

Total stockholders’ deficit	(37,621,873)	(30,432,549)

Total liabilities, mezzanine equity, and stockholders’ deficit	$5,341,026	$5,479,324

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Nine Months Ended September 30,
	2023	2022
Operating income:
Revenue	$3,478,794	$4,312,431
Cost of revenue	1,132,671	1,448,276

Gross profit	2,346,123	2,864,155

Operating expenses:
General and administrative expenses	8,937,265	7,226,655
Depreciation and amortization expenses	5,596	7,054
Impairment loss on operating lease	—	303,327

Total operating expenses	8,942,861	7,537,036

Operating loss	(6,596,738)	(4,672,881)

Other expenses (income):
Other income, net	(70,569)	(36,641)
Interest income	(111)	—
Interest expense	1,879,394	1,372,689
Interest expense—related party	1,614,085	124,621
Loss on extinguishment of debt	—	56,653
Loss on modification of simple agreement for future equity—related party	—	1,644,161
Loss on modification of simple agreement for future equity	—	157,839
Change in fair value of simple agreement for future equity	(184,993)	92,409
Change in fair value of simple agreement for future equity—related party	(1,927,007)	962,591
Change in fair value of bifurcated embedded derivative liabilities	36,500	(12,668)
Change in fair value of bifurcated embedded derivative liabilities—related party	72,359	(43,332)

Total other expenses, net	1,419,658	4,318,322

Loss before income taxes	(8,016,396)	(8,991,203)

Provision for income taxes	17,081	15,382

Net loss	$(8,033,477)	$(9,006,585)

Net loss per share
Basic and diluted	$(0.98)	$(1.12)

Weighted average common shares outstanding
Basic and diluted	8,164,050	8,038,527

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2021	2,328,823	$6,318,491	8,276,972	$828	$1,151,333	$(16,891,560)	$(15,739,399)
Exercise of stock options	—	—	6,600	1	5,015	—	5,016
Repurchase of shares in High Attendance sale	—	—	(133,257)	(13)	13	—	—
Stock-based compensation	—	—	—	—	630,737	—	630,737
Net loss	—	—	—	—	—	(9,006,585)	(9,006,585)

Balance September 30, 2022	2,328,823	$6,318,491	8,150,315	$816	$1,787,098	$(25,898,145)	$(24,110,231)

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2022	2,328,823	$6,318,491	8,157,606	$816	$1,926,697	$(32,360,062)	$(30,432,549)
Exercise of stock options	—	—	10,288	1	13,361	—	13,362
Stock-based compensation	—	—	—	—	830,791	—	830,791
Net loss	—	—	—	—	—	(8,033,477)	(8,033,477)

Balance September 30, 2023	2,328,823	$6,318,491	8,167,894	$817	$2,770,849	$(40,393,539)	$(37,621,873)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,033,477)	$(9,006,585)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	5,596	7,054
Provision for credit losses	3,879	217,916
Non-cash interest expense	914,944	297,990
Non-cash interest expense—related party	345,382	69,894
Amortization of debt discount and issuance costs	646,684	34,682
Amortization of debt discount and issuance costs—related party	1,268,703	281,963
Amortization of operating lease right-of-use assets	129,705	111,048
Impairment of operating lease right-of-use assets	—	303,327
Stock-based compensation expense	830,791	630,737
Loss on extinguishment of debt	—	56,653
Loss on modification of simple agreement for future equity—related party	—	1,644,161
Loss on modification of simple agreement for future equity	—	157,839
Change in fair value of simple agreement for future equity	(184,993)	92,409
Change in fair value of simple agreement for future equity—related party	(1,927,007)	962,591
Change in fair value of bifurcated embedded derivative liabilities	36,500	(12,668)
Change in fair value of bifurcated embedded derivative liabilities—related party	72,359	(43,332)
Changes in operating assets and liabilities:
Accounts receivable	(29,861)	(284,597)
Deferred contract acquisition costs, current	48,191	633
Prepaid expenses and other current assets	120,459	385,444
Other assets	—	56,591
Accounts payable	1,296,098	(168,451)
Deferred revenue	(39,428)	(118,022)
Accrued expenses and other current liabilities	(128,027)	374,646
Operating lease liabilities	(211,204)	(176,664)
Earnout liability	(206,985)	(600,000)

Net cash used in operating activities	(5,041,691)	(4,724,741)

Cash flows from investing activities:
Purchase of property and equipment	—	(9,430)

Net cash used in investing activities	—	(9,430)

Cash flows from financing activities:
Deferred offering costs	(766,409)	(247,777)
Proceeds from issuance of promissory notes—related party	1,150,000	—
Proceeds from issuance of convertible notes, net of issuance costs	1,485,000	1,835,310
Proceeds from issuance of convertible notes, net of issuance costs—related party	2,533,000	4,100,538
Proceeds from issuance of common stock	13,362	5,016

Net cash provided by financing activities	4,414,953	5,693,087

Net (decrease) increase in cash	(626,738)	958,916
Cash at beginning of period	1,023,499	1,786,550

Cash at end of period	$396,761	$2,745,466

Supplemental disclosure of cash flow information:
Cash paid for interest	313,813	387,724
Cash paid for taxes	8,825	6,425
Non-cash investing and financing activities
Bifurcated embedded derivative liabilities at issuance	623,065	1,834,000
Bifurcated embedded derivative liabilities at issuance—related party	1,062,776	151,000

The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by thousands of marketers to power webinars, trainings, virtual events, and on-demand video content.

On February 19, 2021, the Company completed its business acquisition of 100% of the equity interests of Demio, Inc. (“Demio”), pursuant to the Agreement and Plan of Merger, dated January 29, 2021, whereby Demio became a wholly owned subsidiary of the Company.

Termination of Hyros Acquisition and Amended Merger Agreement with 7GC

In December 2022, the Company entered into an Agreement and Plan of Merger with Hyros, Inc., (“Hyros”) (the “Hyros Purchase Agreement”) whereby Banzai would acquire 100% of the issued share capital of Hyros for approximately $110 million in a primarily stock transaction. The acquisition was expected to enhance Banzai’s role as a full-stack marketing technology platform, expand its total addressable market, to significantly enhance the Banzai platform and accelerate its long-term revenue growth and operational efficiency.

Concurrently, in December 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”) with 7GC & Co. Holdings Inc. (“7GC”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, pending the close of the Hyros Purchase Agreement. On July 31, 2023, Banzai sent a notice of termination to Hyros. On August 1, 2023, Banzai and Hyros terminated the Hyros Purchase Agreement and the Hyros Side Letter (the “Hyros Transaction Termination”), with immediate effect, in connection with the inability to procure the Hyros audited financial statements on the timeline contemplated by the Hyros Purchase Agreement.

On August 4, 2023, the Company entered into an Amendment to the Agreement and Plan of Merger and Reorganization (the “Amended Merger Agreement” and together with the Original Merger Agreement, the “Merger Agreement”) with 7GC (the “Merger”). As a result of the Merger Agreement, all outstanding shares of capital stock of Banzai will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, 7GC Common Stock determined based on a pre-money enterprise valuation of Banzai of $100 million and a $10.00 price per share of 7GC Common Stock.

GEM Financing Arrangement

In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”).

Further, in terms of the GEM Agreement, on the Public Listing Date, the Company shall make and execute a warrant (the “GEM Warrant”) granting GEM the right to purchase up to the number of Common Shares of the Company, that is equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the Public Listing Date or (ii) the quotient obtained by dividing $650 million by the total number of equity interests. The GEM Warrants have an expiration date that is the third anniversary of the Public Listing Date.

Per the terms of the GEM Agreement, the GEM Agreement shall terminate automatically on the earliest of (i) thirty-six consecutive months from the Public Listing Date; (ii) thirty-six months from the Effective Date (May 27, 2022), and (iii) the date the purchaser shall have purchased the Aggregate Limit. The GEM Agreement may be terminated immediately at any time by mutual written consent of the Parties. The Company shall tender to GEM, as a commitment fee, an amount equal to 2% of the Aggregate Limit ($100 million) upon each Draw Down and may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company.

BANZAI INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Emerging Growth Company

Upon closure of the Merger, the Company will become an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.

2. Going Concern

As of September 30, 2023, the Company had cash of approximately $0.4 million. For the nine months ended September 30, 2023, the Company used approximately $5.04 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of September 30, 2023, the Company had an accumulated deficit of approximately $40.4 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.

The Company’s plans include the Merger described in Note 1, as well as obtaining associated debt and equity financing in the future. If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Banzai and its subsidiary. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiary is consolidated from the date at which the Company obtains control and is de-consolidated from the date at which control ceases. All intercompany balances and transactions have been eliminated. The accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.

In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring adjustments) have been recorded to present fairly our financial position as of September 30, 2023 and December 31, 2022, and the results of operations and cash flows for the nine months ended September 30, 2023 and 2022.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimates of impairment of long-lived assets and goodwill, expected credit losses, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business combinations.

Certain Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology. The Company is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Cash

The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. As of September 30, 2023 and December 31, 2022, the Company does not have any cash equivalents.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable consist of balances due from customers as well as from payment service providers. Payment terms range from due upon receipt, to net 30 days. Accounts receivable are stated net of an allowance for credit losses.

The allowance for expected credit losses is based on the probability of future collection under the current expected credited loss (“CECL”) impairment model under which was adopted by the Company on January 1, 2023, as discussed below within Recent Accounting Pronouncements. Under the CECL impairment model, the Company determines its allowance by applying a loss-rate method based on an aging schedule using the Company’s historical loss rate. The adequacy of the allowance is evaluated on a regular basis. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to credit losses in the period incurred.

As of September 30, 2023 and December 31, 2022, the Company determined expected credit losses of $3,879 and $107,860 was required, respectively. Further, for the nine months ended September 30, 2023 and 2022, the Company recognized bad debt expenses for accounts receivable balances of $37,099 and $44,514, respectively.

The following table presents changes in the allowance for credit losses for the nine months ended September 30, 2023:

Balance—January 1, 2023	$107,860
Change in provision for credit losses	(103,981)

Balance—September 30, 2023	$3,879

Property and Equipment

Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives (3 years for computer equipment).

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of September 30, 2023, the Company had one operating segment, which was deemed to be its reporting unit, for the purpose of evaluating goodwill impairment.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is not likely that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches. There were no impairments of goodwill recorded for the nine months ended September 30, 2023 and 2022.

Deferred Offering Costs

In 2022 and 2023, the Company capitalized fees related to the Merger Agreement (see Note 1) as an asset. These fees will be recognized as a reduction of equity, on consummation of the Merger.

Capitalized deferred offering costs consisted of the following, as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
SPAC-related legal fees	$2,031,323	$1,264,914
Investment bank advisory services	135,000	135,000
Federal Trade Commission filing fees	125,020	125,020

Total deferred offering costs capitalized	$2,291,343	$1,524,934

Simple Agreements for Future Equity—SAFE

The Company accounts for Simple Agreements for Future Equity (“SAFE”) at fair value in accordance with ASC 480 Distinguishing Liabilities from Equity. The SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.

Concentration of Business and Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed FDIC federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

At September 30, 2023, no customers accounted for 10% or more of accounts receivable. At December 31, 2022, three customers accounted for 10% or more of accounts receivable with concentrations of 21%, 16%, and 10% and totaling approximately 47% of the total accounts receivable balance as of December 31, 2022. Total revenues from these customers amounted to $259,635 for the twelve months ended December 31, 2022.

At September 30, 2023 and December 31, 2022, one supplier accounted for 10% or more of accounts payable.

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	As of September 30,
	2023	2022
Numerator:
Net loss attributable to common stock—basic and diluted	$(8,033,477)	$(9,006,585)
Denominator:
Weighted average shares—basic and diluted	8,164,050	8,038,527
Net loss per share attributable to common stock—basic and diluted	$(0.98)	$(1.12)

Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of September 30,
	2023	2022
Options	1,110,209	860,174
Convertible preferred stock	2,328,823	2,328,823

Total	3,439,032	3,188,997

Leases

The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities, non-current on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company recognizes operating lease expense on a straight-line basis over the lease term.

The Company has lease agreements which contain both lease and non-lease components, which it has elected to account for as a single lease component when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.

The Company evaluates long-lived assets for recoverability if there are indicators of potential impairment. Indicators of potential impairment may include subleasing a location for less than the head lease cost. If there are indicators of potential impairment, the Company will test the assets for recoverability. If the undiscounted cash flows estimated to be generated are less than the carrying value of the underlying assets, the assets are deemed impaired. If it is determined that assets are impaired, an impairment loss is calculated based on the amount that the asset’s book value exceeds its fair value.

Revenue Recognition

Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or Invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.

Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.

Costs of revenue

Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.

Advertising costs

Advertising costs are expensed as incurred. Advertising costs were $535,709 and $635,867 for the nine months ended September 30, 2023 and 2022, respectively, which are included in general and administrative expenses on the condensed consolidated statements of operations.

Stock-Based Compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718, Stock Compensation. The Company accounts for forfeitures as they occur. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Notes 5 and 10 for further detail.

Fair Value of Financial Instruments

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the nine months ended September 30, 2023 and 2022. The carrying amount of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, convertible notes, notes payable and other current liabilities approximated their fair values as of September 30, 2023 and December 31, 2022. The Company carries convertible notes bifurcated embedded derivatives and Simple Agreements for Future Equity (“SAFE”) investments at their fair value (see Note 5 for fair value information).

Business Combinations

The Company accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”), Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.

Recent Accounting Pronouncements

Accounting pronouncements recently adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) (“ASU 2016-13”), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of this standard did not have a material impact on these condensed consolidated financial statements.

4. Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

The Company’s services include providing end-to-end video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person marketing campaigns.

As noted within the SOW’s and invoices, agreements range from monthly to annual and Banzai generally provides for net 30-day payment terms with the payment made directly through check or electronic means.

Banzai’s Management believes its exposure to Credit Risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

The Company follows the provisions of ASC 606, under which the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognize revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Nature of Goods and Services

The following is a description of the Company’s goods and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:

Demio

The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.

Reach

The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

Disaggregation of Revenue

The following table summarizes revenue by region based on the billing address of customers:

	Nine Months Ended September 30,
	2023		2022
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$2,041,393	59%	$2,679,437	62%
Europe, Middle East and Africa (EMEA)	1,157,712	33%	1,300,286	30%
Asia Pacific	279,689	8%	332,708	8%

Total	$3,478,794	100%	$4,312,431	100%

Contract Balances

Accounts Receivable, Net

A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	Opening Balance 1/1/2023	Closing Balance 9/30/2023	Opening Balance 1/1/2022	Closing Balance 9/30/2022
Accounts receivable, net	$68,416	$94,398	$74,727	$141,408

Costs to Obtain a Contract

Sales commissions, the principal costs incurred to obtain a contract are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the nine months ended September 30, 2023 and 2022, commission expenses were $283,210 and $311,149, respectively. Capitalized commissions at September 30, 2023 and December 31, 2022 were $21,546 and $69,737 respectively.

The following summarizes the costs to obtain a contract activity during the nine months ended September 30, 2023:

Balance—December 31, 2022	$69,737
Commissions incurred	200,550
Deferred commissions recognized	(248,741)

Balance—September 30, 2023	$21,546

5. Fair Value Measurements

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the nine months ended September 30, 2023 and 2022. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Non-recurring Basis

The fair value of non-financial assets measured at fair value on a non-recurring basis, classified as Level 3 in the fair value hierarchy, is determined based on using market-based approaches, or estimates of discounted expected future cash flows.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities and SAFE represent Level 3 measurements.

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2023	December 31, 2022
Liabilities:
Bifurcated embedded derivative liabilities	3	$1,552,781	$893,216
Bifurcated embedded derivative liabilities—related party	3	$3,024,219	$1,889,084
SAFE	3	$644,146	$829,139
SAFE—related party	3	$6,709,854	$8,636,861

Bifurcated Embedded Derivative Liability

The fair value of the embedded put option was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. Refer to Note 10 for further details.

The following tables set forth a summary of the changes in the fair value of the bifurcated embedded derivative liability, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2021	$—	$4,000
Issuance of convertible notes with bifurcated embedded derivatives	1,365,300	619,700
Issuance of CP BF convertible notes with bifurcated embedded derivative	1,375	625
Extinguishment of Old Alco Note derivative	(70,000)	—
Change in fair value	592,409	268,891

Balance at December 31, 2022	1,889,084	893,216
Issuance of convertible notes with bifurcated embedded derivative	1,062,776	623,065
Change in fair value	72,359	36,500

Balance at September 30, 2023	$3,024,219	$1,552,781

Simple Agreements for Future Equity (SAFE)

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the “SAFEs”). In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the Company’s equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (2x) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFEs agreements). Refer to Note 11 for additional information related to the Company’s SAFEs.

The fair value of the SAFEs was determined using a scenario-based method for the pre-modification SAFE’s and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of September 30, 2023 and December 31, 2022 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. Refer to Note 11 for further details.

The following tables set forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 11 for further detail), which represents a recurring fair value measurement at the end of each reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2021	$3,062,956	$294,044
Change in fair value	4,001,825	384,175
Loss on modification	1,572,080	150,920

Balance at December 31, 2022	8,636,861	829,139
Change in fair value	(1,927,007)	(184,993)

Balance at September 30, 2023	$6,709,854	$644,146

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	September 30, 2023	December 31, 2022
Prepaid expenses and other current assets:
Prepaid data license and subscription costs	6,250	3,124
Prepaid consulting costs	16,539	40,000
Prepaid advertising and marketing costs	—	32,178
Prepaid merchant fees	26,600	26,401
Prepaid insurance costs	25,173	15,430
Prepaid software costs	24,620	10,255
Other current assets	44,129	136,382

Total prepaid expenses and other current assets	$143,311	$263,770

7. Goodwill

The following summarizes our goodwill activity in 2023:

Total
Goodwill—December 31, 2022	$2,171,526

Goodwill—September 30, 2023	$2,171,526

As the Company has one operating segment which was deemed to be its only reporting unit, goodwill is allocated to that one reporting unit and the carrying value is determined based on the equity of the entire company for purposes of evaluating goodwill impairment. As of December 31, 2022, the date of the last goodwill impairment analysis, the reporting unit had a negative carrying value of $19,252,093.

As of December 31, 2022, the estimated enterprise fair value for the one identified reporting unit was approximately $99.4 million. No impairment of goodwill was identified as of December 31, 2022.

8. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following at the dates indicated:

	September 30, 2023	December 31, 2022
Accrued and other current liabilities:
Sales tax payable	306,910	230,617
Deposits	54,102	—
Accrued streaming service costs	33,286	—
Accrued legal costs	27,456	31,355
Accrued subscription costs	24,180	28,774
Accrued accounting and professional services costs	49,000	94,573
Accrued payroll and benefit costs	55,703	95,947
Accrued offering costs	—	261,090
Other current liabilities	66,709	3,017

Total accrued and other current liabilities	$617,346	$745,373

9. Deferred Revenue

Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the condensed consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the nine months ended September 30, 2022, the Company recognized $919,764 in revenue that was included in the prior year deferred revenue balance.

The change in deferred revenue was as follows for the periods indicated:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Deferred revenue, beginning of period	$930,436	$1,060,040
Billings	3,401,102	5,040,665
Revenue recognized (prior year deferred revenue)	(915,931)	(1,004,697)
Revenue recognized (current year deferred revenue)	(2,524,599)	(4,165,572)

Deferred revenue, end of period	$891,008	$930,436

10. Debt

Convertible Notes

Convertible Notes—Related Party

On March 21, 2022, the Company issued a subordinated convertible promissory note (“Old Alco Note”) for a principal sum of $2,000,000 to Alco Investment Company (“Alco”), a related party. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Old Alco Note bore interest at a rate of 15% per annum until exchanged. The outstanding principal and accrued interest were due and payable on the December 31, 2023 (“Original Maturity Date”), provided that, Alco could elect to extend the Original Maturity Date up to two times by additional 12-month increments by delivering written notice to the Company prior to the Original Maturity Date of such election. The outstanding principal and interest under the Old Alco Note was, at the Holder’s election, either (i) effective upon the closing of an Equity Financing (as defined in the agreement), to be converted into shares of the same series of preferred stock of the Company issued to other investors in the Equity Financing (the “Equity Financing Securities”) at a conversion price equal to 85% of the price per share of Equity Financing Securities paid by the other investors in the Equity Financing, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up) (the “Conversion Option”) or (ii) immediately prior to the closing of an Equity Financing, become due and payable in cash.

The embedded redemption put feature upon an Equity Financing is not clearly and closely related to the debt host instrument, was separated from the debt host and initially measured at fair value. Subsequent changes in fair value of the feature are recognized in the Consolidated Statement of Operations. The fair value (see Note 5) of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.

Discounts to the principal amounts were included in the carrying value of the Old Alco Note and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $151,000 debt discount upon issuance of the Old Alco Note. For the nine months ended September 30, 2022, interest expense on the Old Alco Note totaled $124,621, comprised of $100,274 of contractual interest and $24,347 for the amortization of the discount. The effective interest rate was 20% prior to the exchange of the Old Alco Note as noted below.

On July 19, 2022, the Company and Alco entered into an exchange agreement whereby Alco and the company agreed to the cancellation of the Old Alco Note in exchange for the issuance of a new subordinated convertible promissory note in the principal amount of $2,101,744 (representing the principal amount plus accrued interest under the Old Alco Note) (the “New Alco Note”). In accordance with ASC 470 Debt, the Company treated the Old Alco Note as extinguished and recognized a loss on debt extinguishment of $56,653, determined by the sum of the fair value of the New Alco Note in excess of the carrying value of the Old Alco Note less the bifurcated embedded derivative liability at the time of the modification.

Between July and September 2022, the Company issued additional subordinated convertible notes (together with the New Alco Note, the “2022 Related Party Convertible Notes”) for an aggregate amount of $4,100,538 to related parties Alco and DNX. Between March and September 2023, the Company issued additional subordinate convertible notes (together with the 2022 Related Party Convertible Notes, the “Related Party Convertible Notes”) for an aggregate amount of $2,533,000 to related parties Alco, DNX and William Bryant. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. William Bryant will become a member of the Board of Directors upon completion of the Merger. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.

In March 2023, the 2022 Related Party Convertible Notes were amended to extend the maturity to December 31, 2023. This amendment was deemed to be a debt modification in accordance with ASC 470, Debt, which will be accounted for prospectively. Modification does not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 5).

Discounts to the principal amounts are included in the carrying value of the Related Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $1,279,840 debt discount upon issuance of the above described Related Party Convertible Notes, which is comprised of $1,262,026 related to the bifurcated derivative and $17,814 of debt issuance costs. During the nine months ended September 30, 2023, the Company recorded a $1,107,016 debt discount upon issuance of additional Related Party Convertible Notes. For the nine months ended September 30, 2023, interest expense on the Related Party Convertible Notes totaled $1,614,085, comprised of $345,382 of contractual interest and $1,268,703 for the amortization of the discount. The effective interest rate for each of the Related Party Convertible Notes ranged from 28% to 110% as of September 30, 2023.

Convertible Notes—Third Party

Between July and September 2022, the Company issued additional subordinated convertible notes (the “2022 Third Party Convertible Notes”) for an aggregate amount of $1,861,206 to third-party creditors. Between March and September 2023, the Company issued additional subordinate convertible notes (together with the 2022 Third Party Convertible Notes, the “Third Party Convertible Notes”) for an aggregate amount of $1,485,000 to third-party creditors. The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.

In March 2023, the 2022 Third Party Convertible Notes were amended to extend the maturity to December 31, 2023. This amendment was deemed to be a debt modification in accordance with ASC 470, Debt, which will be accounted for prospectively. Modification does not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 5).

Discounts to the principal amounts are included in the carrying value of the Third Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $580,056 debt discount upon issuance of the Third Party Convertible Notes, which is comprised of $571,974 related to the bifurcated derivative and $8,082 of debt issuance costs. During the nine months ended September 30, 2023, the Company recorded a $578,825 debt discount upon issuance of additional Related Party Convertible Notes. For the nine months ended September 30, 2023, interest expense on the Related Party Convertible Notes totaled $711,050, comprised of $142,717 of contractual interest and $568,333 for the amortization of the discount. The effective interest rate for each of the Related Party Convertible Notes ranged from 28% to 110% as of September 30, 2023.

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of September 30, 2023:

	Related Party	Third Party
Face value of the convertible notes	$6,633,538	$3,346,206
Debt discount, net	(666,402)	(430,808)

Carrying value of the convertible notes	5,967,136	2,915,398
Accrued interest	497,961	191,418

Total convertible notes and accrued interest	$6,465,097	$3,106,816

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of December 31, 2022:

	Related Party	Third Party
Face value of the convertible notes	$4,100,538	$1,861,206
Debt discount, net	(828,089)	(419,601)

Carrying value of the convertible notes	3,272,449	1,441,605
Accrued interest	152,578	48,702

Total convertible notes and accrued interest	$3,425,027	$1,490,307

Promissory Notes

On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to Alco Investment Company, a related party. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on October 31, 2023. As of September 30, 2023, $150,000 of principal and $1,052 of accrued interest is outstanding under the Alco August Promissory Note recorded in note payable—related party on the condensed balance sheets.

On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Alco Investment Company, a related party. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on January 10, 2024. As of September 30, 2023, $1,000,000 of principal and $3,945 of accrued interest is outstanding under the Alco September Promissory Note recorded in note payable—related party on the condensed consolidated balance sheets.

Term and Convertible Notes (CP BF)

On February 19, 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) for $8,000,000 (the “Loan Agreement”). The Loan Agreement was comprised of a Term Note for $6,500,000 and a Convertible Note for $1,500,000, with the option upon the request of the Company for Additional Loan (“Additional Loan”) principal amount of up to $7,000,000, evidenced by additional notes with 81.25% of the principal amount of such Additional Loan being evidenced by a Term Note, and 18.75% of the principal amount of such an Additional Loan being evidenced by a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the Term Note will bear cash interest at a per annum rate of 20% (“Default Rate”) and no PIK interest shall accrue at any time during an Event of Default and the Convertible Note will bear PIK Interest at a per annum at the Default Rate.

Additionally, the Company may voluntarily prepay the Principal of the Loans, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued and unpaid Cash Interest with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and Cash Interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the Loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.

The Loan Agreement contains customary covenants, including restrictions on the Company’s ability to incur indebtedness, grant liens or security interest on assets, make acquisitions, loans, advances or investments, or sell or otherwise transfer assets, among others. The Loan Agreement also contains other financial covenants related to minimum gross profit margin, minimum ARR (Annual Recurring

Revenue) growth rate, and fixed charge ratio, among other financial covenants per the terms of the Loan Agreement. The Loan Agreement is secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents. The Loan Agreement named Joseph Davy, CEO, as Guarantor, and per the term of the Loan Agreement, he is willing to guarantee the full payment, performance and collection of all of the Credit Parties’ obligations thereunder and under the Loan Agreement, all as further set forth therein.

For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by CP BF or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties declare the unpaid principal of and any accrued interest shall be immediately due and payable. While the Company and the Lender are engaged in good faith discussions to resolve these matters, no agreement to resolve such matters has been reached and all of the Loans remain in default for the reasons stated above, and the Lender is not presently exercising remedies, which the Lender reserves the right to so do at any time.

On August 24, 2023, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with CP BF Lending. Under the terms of this Forbearance Agreement, and as a result of the Company’s non-compliance with certain covenants of its Loan Agreement with CP BF, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify the treatment of the Merger with 7GC under the Loan Agreement, (ii) consent to the consummation of the Merger Agreement with 7GC and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement with the Company from the effective date of the Forbearance Agreement until the earlier of (a) the four-month anniversary of the closing of the Merger if the Merger is closed on or prior to December 29, 2023, (b) December 29, 2023 if the Merger is not consummated on or prior to December 29, 2023 or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and the Company also agreed to amend and restate CP BF’s existing convertible promissory notes (the “A&R CP BF Notes”) so that they may remain outstanding following the closing of the Merger and, at CP BF’s option, be convertible into Class A shares of the combined company.

On February 19, 2021, the Company capitalized $310,589 and $71,674 of costs associated with the issuance of the Term Note and Convertible Notes, respectively, and amortizes these costs to interest expense over the term of the debt, using the effective interest method. The capitalized debt issuance costs are presented as a reduction of the carrying value of the Term Note and Convertible Notes.

The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $3,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 5).

On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Note in replacement for a Convertible Note (“First Amendment Convertible Note”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Note has the same features as the Convertible Note described above.

Discounts to the principal amounts, relating to the debt issuance costs and embedded features, are included in the carrying value of the Convertible Notes and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $2,000 debt discount upon issuance of the Convertible Notes. For the nine months ended September 30, 2023, interest expense on the Term Note totaled $849,377, comprised of $789,982 of contractual interest and $59,395 for the amortization of the discount. The effective interest rate for the Term Note was 16% for nine months ended September 30, 2023 and 2022. For the nine months ended September 30, 2023, interest expense on the Convertible Notes totaled $309,564, comprised of $289,892 of contractual interest and $19,672 for the amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% and 16%, respectively, for the nine months ended September 30, 2023 and 2022. For the nine months ended September 30, 2022, interest expense on the Term Note totaled $827,750, comprised of $778,066 of contractual interest and $49,684 for the amortization of the discount. For the nine months ended September 30, 2022, interest expense on the Convertible Notes totaled $224,749, comprised of $212,704 of contractual interest and $12,045 for the amortization of the discount.

The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

The following table presents the CP BF convertible notes as of September 30, 2023:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(44,045)

Carrying value of the CB BF convertible notes	1,777,300
Accrued interest	808,797

Total CB BF convertible notes and accrued interest	$2,586,097

The following table presents the CP BF convertible notes as of December 31, 2022:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(63,715)

Carrying value of the CB BF convertible notes	1,757,630
Accrued interest	518,904

Total CB BF convertible notes and accrued interest	$2,276,534

The following table presents the CP BF term note as of September 30, 2023:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(133,517)

Carrying value of the CB BF term note	6,366,483
Accrued interest	664,301

Total CB BF term note and accrued interest	$7,030,784

The following table presents the CP BF term note as of December 31, 2022:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(192,911)

Carrying value of the CB BF term note	6,307,089
Accrued interest	186,962

Total CB BF term note and accrued interest	$6,494,051

11. Simple Agreements for Future Equity

Simple Agreements for Future Equity—Related Party

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco and DNX (See Note 10 for description of the related party relationship with these entities) (the “Related Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $3,500,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,500,000. Subsequent changes in fair value at each reporting period are recognized in the condensed consolidated statement of operations. For the nine months ended September 30, 2023 and 2022, the Company recognized a gain of $1,927,007 and a loss of $962,591, respectively, for the change in fair value of the Related Party SAFE liability.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On September 2, 2022, the Company modified the SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Related Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $1,644,161.

Simple Agreements for Future Equity—Third Party

During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the “Third Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $336,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $336,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the nine months ended September 30, 2023 and 2022, the Company recognized a gain of $184,993 and a loss of $92,409, respectively, for the change in fair value of the Third Party SAFE liability.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On September 2, 2022, the Company modified the Third Party SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Third Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $157,839.

12. Commitments and Contingencies

Leases

The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 1.0 year as of September 30, 2023 and consist primarily of office space.

The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.

The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU 2016-02 effective January 1, 2022, the Company accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.

The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842 Leases. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

In evaluating long-lived assets for recoverability, the Company calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, the Company recognized an impairment loss upon adoption of ASC 842 Leases of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the nine months ended September 30, 2022.

The components of lease expense, are as follows:

	For the Nine Months Ended September 30,
Components of lease expense:	2023	2022
Operating lease cost	$151,282	$141,447
Lease impairment cost	—	303,327
Sublease income	(153,248)	(126,992)

Total lease (income) cost	$(1,966)	$317,782

Supplemental cash flow information related to leases are as follows:

	For the Nine Months Ended September
Supplemental cash flow information:	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$129,705	$111,048
Non-cash impairment of right to use assets (operating cash flow)	—	(303,327)
Change in lease liabilities (operating cash flow)	(211,204)	(176,664)
Operating lease right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$762,603

Supplemental balance sheet information related to leases was as follows:

Operating leases:	September 30, 2023	December 31, 2022
Operating lease right-of-use assets	$177,553	$307,258
Operating lease liability, current	305,450	284,963
Operating lease liability, long-term	2,352	234,043

Total operating lease liabilities	$307,802	$519,006

Weighted-average remaining lease term:	September 30, 2023	December 31, 2022
Operating leases (in years)	1.01	1.76

Weighted-average discount rate:	September 30, 2023	December 31, 2022
Operating leases	6.75%	6.74%

Future minimum lease payments under non-cancellable lease as of September 30, 2023, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
Remainder of 2023	$78,546
2024	240,818

Total undiscounted cash flows	319,364

Less discounting	(11,562)

Present value of lease liabilities	$307,802

13. Equity

Class A and B Common Stock

The Company’s Amended and Restated Certificate of Incorporation, issued January 29, 2021, authorized the issuance of 19,544,521 shares of Common Stock, $0.0001 par value per share, of which (i) 13,224,521 shares are designated as Class A Common Stock (“Class A Common Stock”) and (ii) 6,320,000 shares are designated as Class B Common Stock (“Class B Common Stock”) (collectively, the “Common Stock”). As of September 30, 2023 and December 31, 2022, the Company has issued 1,847,894 and 1,837,606 shares of Class A Common Stock, respectively. As of September 30, 2023 and December 31, 2022, the Company has issued 6,320,000 shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon.

The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one-to-one conversion ratio.

Upon execution of the Merger, the 2,560,000 shares of Class B Common Stock held by Roland A. Linteau III will be converted into Class A Common Stock.

Series A-1 and A-2 Convertible Preferred Stock

The Company’s Amended and Restated Certificate of Incorporation, issued February 20, 2020, authorized the issuance of 2,600,306 shares of Preferred Stock, $0.0001 par value per share, of which (i) 2,400,959 shares are designated as Series A-1 Preferred Stock (“Series A-1 Preferred”) and (ii) 199,347 shares are designated as Series A-2 Preferred Stock (“Series A-2 Preferred”) (collectively, the “Preferred Stock”). On November 30, 2020 the Company Amended and Restated their Certificate of Incorporation which increased the number of authorized shares of Series A-1 Preferred Stock by 24,521 to a total of 2,425,480. As of September 30, 2023 and December 31, 2022, the Company has issued 2,129,476 shares of Series A-1 Preferred with an original issuance price of $2.9155 per share and 199,347 shares of Series A-2 Preferred with an original issuance price of $0.5518 per share.

The Preferred Stock is presented in temporary or “mezzanine” equity as the convertible preferred stock give the holders (by majority vote) the option if there is a sale, merger or change of control to redeem shares for cash. The convertible preferred stock is recorded at fair value as of the date of issuance. No subsequent adjustment of the initial measurement amounts for these contingently redeemable Preferred Stock is necessary unless the redemption of the convertible preferred shares becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable Preferred Stock outstanding is its issuance-date fair value.

The Preferred Stock are convertible at the option of the holder at any time into shares of Class A Common Stock or will automatically convert into Class A Common Stock upon (1) Sale of shares of Common Stock to the public or (2) Specified by vote or written consent of the Requisite Holders. Other than dividends on shares of Common Stock payable in shares of Common Stock, the Preferred

Stock have rights equal to holders on shares of any other class or series of capital stock of the Corporation. There have been no dividends declared to date. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion, with the “Conversion Price” with respect to each series of Preferred Stock initially equal to the applicable Original Issue Price for each such series of the Preferred Stock.

Restricted Stock

In connection with the acquisition of Demio and High Attendance, the Company issued restricted stock to the selling shareholders and founders of Demio. 1,213,346 shares of the Company’s restricted Class A common stock were issued to the selling shareholders and founders of Demio and 133,257 shares of the Company’s restricted Class A common stock were issued to the High Attendance shareholder. All shares issued to the selling shareholders and founders of Demio vested and are outstanding as of September 30, 2023. All shares issued to the High Attendance shareholder were cancelled and are not outstanding as of September 30, 2023.

14. Stock-Based Compensation

The Company established the Banzai International, Inc. 2016 Equity Incentive Plan (“the Plan”) on April 26, 2016, to enable the Company to attract, incentivize and retain eligible individuals through the granting of awards in the Company. The maximum number of options that may be issued over the term of the Plan were initially set at 400,000 shares of common stock. On July 19, 2017, the Plan was amended to increase the maximum number of options that may be issued to 2,400,000 shares of common stock. Accordingly, the Company has reserved a sufficient number of shares to permit the exercise of options in accordance with the terms of the Plan. The term of each award under the Plan shall be no more than ten years from the date of grant thereof. The Company’s Board of Directors is responsible for the administration of the Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. As of September 30, 2023, 1,289,791 stock options remain available to be awarded under the Plan.

The Company accounts for stock-based payments pursuant to ASC 718 Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

On June 26, 2020, the Board of Directors of Banzai approved the repricing of 973,000 outstanding stock options held by current employees to an exercise price of $0.76. No other changes to the original stock option grant terms were made.

The incremental compensation cost was measured as the fair value of the stock options immediately before and immediately after the modification. The Company determined the total incremental compensation cost from the modification to be $35,013, of which $25,127 related to fully vested options and was expensed as stock-based compensation expense, and $9,886 related to unvested options and will be recognized over the remaining service period.

The following table summarizes assumptions used to compute the fair value of options granted:

	September 30, 2023	December 31, 2022
Stock price	$7.04	$1.54
Exercise price	$7.36	$1.70
Expected volatility	80.00 - 99.03%	53.61 - 55.30%
Expected term (in years)	5.25 - 6.08	5.94 - 6.08
Risk-free interest rate	3.46 - 4.31%	1.95 - 2.85%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2022	603,578	$1.35	7.95	$3,433,946
Granted	606,200	7.36
Exercised	(10,288)	0.76		64,609
Expired	(19,531)	1.71
Forfeited	(69,750)	3.40

Outstanding at September 30, 2023	1,110,209	$4.50	8.33	$3,004,816

Exercisable at September 30, 2023	450,909	$2.37	7.21	$2,136,325

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $830,791 and $630,737, which is included in general and administrative expense for the nine months ended September 30, 2023 and 2022, respectively. The weighted-average grant-date fair value per option granted during the nine months ended September 30, 2023 and 2022 was $4.96 and $0.60, respectively. As of September 30, 2023 and December 31, 2022, $2,190,563 and $160,203 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average period of 2.71 and 2.74 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.

15. Income Taxes

The Company estimates an annual effective tax rate of 0% for the year ended December 31, 2023 as the Company incurred losses for the nine month period ended September 30, 2023 and is forecasting an estimated net loss for both financial statement and tax purposes for the year ended December 31, 2023. Therefore, no federal or state income taxes are expected and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.

At September 30, 2023, the Company had no unrecognized tax benefits that would reduce the Company’s effective tax rate if recognized.

16. Subsequent Events

Additional Drawdown on the Alco September Promissory Note

In October 2023, the Company drew down the remaining $500,000 on the Alco September 2023 Promissory Note.

Issuance of Subordinated Term Note

In November 2023, Banzai issued a subordinated term note, for a principal balance of $750,000 to Alco, a related party lender. The note bears interest at 8% per year, payable on maturity, and matures on April 13, 2024. This issuance was approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.

Registration Statement on Form S-4 has been Declared Effective

On November 15, 2023, 7GC issued a press release announcing that its registration statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 31, 2023 (as amended, the “Registration Statement”), relating to the previously announced proposed business combination with Banzai, has been declared effective by the SEC as of November 13, 2023. 7GC has established a record date of October 27, 2023 and a meeting date of December 5, 2023 for its special meeting of stockholders to approve the Business Combination.

Grant of Stock Options

On December 3, 2023, Banzai granted 217,187 stock options to certain employees and non-employees, under the Company’s Amended and Restated 2016 Equity Incentive Plan. Certain of these stock options were fully vested at grant, while others vest over a four year period, and all expire after a period of ten years and have an exercise price of $5.15.

Amendment to Nonstatutory Option Exercise Price

Concurrent with the above disclosed December 3, 2023 grant of stock options, Banzai approved an amendment to the exercise price of 398,746 unexercised nonstatutory options issued to certain non-employees, and 186,454 unexercised options issued to certain current employees of the Company. The exercise price of these options was amended to reduce this to $5.15, subject to acceptance by the holders of the options.

Approval of Retention Bonus Offers

On December 3, 2023, the Company also approved and committed to paying retention bonuses for an aggregate amount of $605,000, to certain management employees. These bonuses are subject to certain conditions, most notably the respective employees remaining in the service of the Company through the respective retention dates, which begin January 1, 2024 and extend through January 1, 2027 for certain employees, and will be paid no later than December 31 of the year in which the retention date occurs.